SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 03, 2012

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 MANATEE AVENUE WEST, SUITE 200

BRADENTON, FL 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

1

Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated May 03, 2012, entitled-"Silver Falcon Mining, Inc. (SFMI) Reports on its Diamond Creek Mill Production and War Eagle Mountain Mining Activities."

The press release is in its entirety below:

Silver Falcon Mining, Inc. (SFMI) Reports on its Diamond Creek Mill Production and War Eagle Mountain Mining Activities.

Bradenton, Florida- May 3, 2012-Since June 2011, Silver Falcon Mining, Inc.’s (SFMI.OTCBB) comprehensive daily assays on mill feed into the Diamond Creek Mill gravity circuit have proven precious metal values and production ratios.  The Company’s management has positively identified the precious metal content from both its sources and its recoveries out from the mill circuit. Daily assays of the mill feed average 4.38 g/ton Gold and 16.44 g/ton Silver. As a result, the Company has, on site, approximately 30,000 tons of partially processed ore containing a large dollar amount of precious metals.  Recoverable ratios should greatly increase upon the recently announced addition, to the mill site, of the closed circuit leaching unit.  Currently, and at such time when the leach system is operational, ore bearing concentrate is being converted into Bullion Dore Bars. The Company’s deliveries and sales of Bullion Dore continues as planned, and will keep increasing, both in size and value during the coming months. Revenues as such will be reported in the Company’s forthcoming US SEC filings.

The existing mill building has been extended by a total of 40 linear feet and upwards by an extra 10 feet to accommodate the new equipment brought online during this past winter, and to allow for the proposed installation of the flotation unit which will greatly increase the quality of the concentrate produced by the gravity circuit. This concentrate will be accumulated for processing in the future closed circuit leaching unit.

In 2010, as a result of a survey of portions of War Eagle Mountain, Goldland Holdings Co. (GHDC.OTCBB) allowed its Unpatented Placer Claims to lapse, and reapplied for new “Unpatented” Lode Claims covering the same veins.  Due to human error, these “Unpatented” claims had been registered under the SFMI inventories of claims. Thus, the “Unpatented” Placer Claims previously known as Great Western #1 through 4 and Cape Horn #1 are now known as Western Horn #7 through 14, which are Unpatented Lode Claims.  The “Unpatented” Placer Claims previously known as Goldland #25 and 26 are now known as Western Horn #3 through 6, which are “Unpatented” Lode Claims. The “Unpatented” Placer Claims previously known as Goldland #13 through 15 are now known as Diamond Creek #5, 6 and 8, which are ‘Unpatented’ Lode Claims. These new “Unpatented” Lode Claims were erroneously titled in SFMI's name, but have been transferred formally to Goldland. As of now, SFMI and GHDC have an internal contract which ascertains the separation of claims between the two entities.  The formal transfer of ownership rights on these particular claims will be registered with the Bureau of Land Management (BLM) in late summer 2012.

The Board of Director's commitment to the share buy-back program, so far, has had a negligible effect on reducing share dilution which has increased from the funding of operations to date. But, due to SFMI’s long-term commitment to the program, the expected results in reduction should be obtainable in the long-run.

SFMI has a number of permitting application underway concerning water management at both the Diamond Creek Mill and War Eagle Mountain designated mining areas, for the additional leaching unit to the mill, and for overall site management of designated mining properties.  Some of these permits should be issued in the short-term, while other permits need more time for the various federal, state and local municipalities to evaluate the permit applications. As each required permit becomes necessary, the Company will apply for and observe the appropriate directives for above and/or underground work at the Sinker Tunnel, the Diamond Creek Mill and other key targets throughout War Eagle Mountain.

Pierre Quilliam, CEO, states,” A well known and proven supplier of closed circuit leaching processes has been selected and equipment components have been selected, contingent upon the successful permitting of the leaching system from the necessary agencies.  The Company continues to move forward and in theensuing months ahead these numerous Company activities and endeavors should add to the on-going success at SFMI.”

Silver Falcon Mining, Inc. (SFMI:OTCBB) is a producer, developer and explorer of mineral resources, primarily in Owyhee County, Idaho, USA, with the objective of being a profitable, low-cost, precious metal producer and creating significant growth in shareholder value.

SFMI cautions that statements made in press releases constitute forward-looking statements, and makes no guarantees of future performance and actual results/developments may differ materially from projections in forward-looking statements. Forward-looking statements are based on estimates and opinions of management at time statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: May 04, 2012	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer